EXHIBIT 21.1


                                  XILINX, INC.
                           SUBSIDIARIES OF REGISTRANT

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
                                PLACE OF INCORPORATION
NAME . . . . . . . . . . . . .  OR ORGANIZATION
------------------------------  ----------------------

Xilinx, Ltd. . . . . . . . . .  United Kingdom

Xilinx, K.K. . . . . . . . . .  Japan

Xilinx Development Corporation  California, U.S.A.

Xilinx International, Inc. . .  Colorado, U.S.A.

Xilinx, SARL . . . . . . . . .  France

Xilinx, GmbH . . . . . . . . .  Germany

Xilinx AB. . . . . . . . . . .  Sweden

Xilinx Benelux, Bvba . . . . .  Belgium

Xilinx Holding One Limited . .  Ireland

Xilinx Holding Two Limited . .  Ireland

Xilinx Holding Three Ltd.. . .  Cayman Islands

Xilinx Holding Four Limited. .  Cayman Islands

Xilinx Ireland . . . . . . . .  Ireland

Xilinx Antilles N.V. . . . . .  Netherlands Antilles

Xilinx Netherlands B.V.. . . .  Netherlands

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